UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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USA TECHNOLOGIES REMINDS SHAREHOLDERS TO VOTE
THE WHITE PROXY CARD FOR DIRECTOR NOMINEES

Encourages Shareholders to Support USAT’s Future and to Protect Their Investments
by Voting FOR ALL USAT Director Nominees TODAY

USA Technologies, Inc. (NASDAQ: USAT) (“USAT” or the “Company”), a leader of wireless, cashless payment and M2M telemetry solutions for self-serve, small-ticket retailing industries, today reiterated its recommendation that all shareholders vote “FOR” the Company’s director nominees at USAT’s 2012 Annual Meeting of Shareholders, scheduled for Thursday, June 28, 2012.

CHANGE IS ALREADY UNDERWAY AT USAT:
MAKE THE RIGHT CHOICE, SUPPORT THE USAT BOARD AND ITS STRATEGIC PLAN
VOTE THE WHITE PROXY CARD TODAY

•	RIGHT BOARD & MANAGEMENT: USAT’s Board of Directors and management team are actively engaged, committed to effecting change and delivering enhanced results.

•	RIGHT STRATEGY TO DRIVE RESULTS: USAT is executing on a strategy to drive enhanced operational and financial results and long-term shareholder value.

•
RIGHT FOUNDATION FOR PROFITABILITY:  USAT is quickly moving toward a high-margin service model backed by a reliable stream of recurring revenues.  This monthly stream of recurring revenues provides a foundation for profitability and long-term value creation.

•
RIGHT MARKET POSITION & CUSTOMER BASE:  USAT’s leading market position and growing connections has led to enhanced revenues.   USAT is now poised to capitalize on an emerging market as customers transition to an entirely cashless model.

•	RIGHT RESULTS: USAT is already achieving and expecting further, measureable financial milestones.

With USAT primed for future success, now is not the time to make a change and derail the Company’s momentum.  Do not risk the future of USAT – make the RIGHT choice, VOTE the WHITE proxy card  TODAY!

ALL THREE INDEPENDENT PROXY ADVISORY FIRMS RECOMMEND VOTING
FOR USAT NOMINEES

Institutional Shareholder Services, Glass Lewis and Egan-Jones, the nation’s three proxy advisory firms, have all independently reviewed the candidates for election at the annual meeting and have come to the same conclusion:  A vote FOR ALL USAT nominees is in the best interest of all USAT shareholders.

DON’T BE FOOLED BY TIRPAK’S FALSE AND MISLEADING ASSERTIONS

USAT believes Bradley Tirpak and S.A.V.E. are out to trick shareholders into believing that they have a “plan” for the Company.  However, USAT is confident that its shareholders will see through Tirpak’s erroneous statements and veiled threats and will recognize the underlying facts:  Tirpak lacks a serious understanding of USAT, its business or operating principles, and his “plan” would serve only to destroy shareholder value.

USAT has outlined what it believes to be the false and misleading statements made by Tirpak in his so-called “plan” in a Fact Sheet that has been filed with the Securities and Exchange Commission.  The Fact Sheet states as follows:

 USA Technologies, Inc. Refutes Statements
in SAVE’s Investor Presentation

In an open letter to the shareholders of USA Technologies, Inc. (“USAT” or the “Company”) issued on June 18, 2012, the Company stated its belief that certain statements and assertions made by dissident Bradley M. Tirpak in the investor presentation of Shareholder Advocates for Value Enhancement (“SAVE”) filed with the SEC on June 12, 2012 and distributed to certain of the Company’s shareholders (the “Presentation”) were false and misleading.  This filing will address specific statements and assertions from the Presentation and explain why USAT believes they are false and misleading.

1.	Financial Prospects of USAT.

SAVE Presentation:  On slide 31, SAVE asserts that USAT is simply a “commodity cashless hardware provider.”  Slide 42 states in the heading and in the conclusion that “Cashless Alone is Not a High Value Proposition.”

The Facts:  As dissident Tirpak is well aware from serving on the Company’s board, USAT is a service company (ePort Connect® service) which generates 80% of its revenues from its services. USAT’s license and transaction fees (“recurring revenues”) consist of monthly service fees and transaction processing revenues. USAT also charges an activation fee for its service which is reflected in equipment revenues. As Mr. Tirpak knows, as a result of our recent renegotiation of certain contracts and other actions, we anticipate gross margins of 35% to 40% on our recurring revenues and, in the March 31, 2012 quarter, USAT realized gross margins of 37% on recurring revenues with total gross profits of $2.2 million on recurring revenues. USAT’s ePort Connect service is a sophisticated, industry-leading wireless, cashless payment and M2M telemetry solution for self-serve, small-ticket retailing industries.  The Company’s service provides or will provide customers with many value-added services in addition to providing for cashless payments, including the recently introduced two-tiered pricing, loyalty and prepaid programs.  Accordingly, the open letter states that “Tirpak’s characterization of the financial prospects of USAT’s service model are grossly false and misleading.”

2.	JumpStart Program.

SAVE Presentation:  On slides 11 and 13, SAVE provides certain information about USAT’s JumpStart Program, and states that “SAVE believes JumpStart does not provide an adequate return on investment.”  Slide 11 further states that “JumpStart Economics = Don’t work (Economic value not being built).”  Slide 13 is entitled “Increasing Connections Not Building Value.” On slide 14, SAVE states that USAT management “has gambled” on the JumpStart program.

The Facts:  The JumpStart program has driven a three-fold increase in the Company’s customer base and significantly increased connections, which has led to enhanced recurring revenues.  Since December 31, 2009, JumpStart has helped fuel a $3.9 million increase in quarterly revenue from license and transaction fees – from approximately $2.1 million at inception to $6.0 million for the quarter ended March 31, 2012. Prior to the introduction of the JumpStart program, gross profits from recurring revenues were $393,000 for the quarter ended December 31, 2009 compared to gross profits on recurring revenues for the quarter ended March 31, 2012 of $2.2 million. JumpStart is an important driver of USAT’s financial results, including driving positive Adjusted EBITDA for the quarter ended March 31, 2012, and the anticipated positive Adjusted EBITDA in excess thereof for the quarter ending June 30, 2012, excluding the expenses of the proxy contest. Accordingly, the open letter states that “Tirpak’s assertions about JumpStart are pure fabrications.”

Reconciliation of GAAP Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Three months ended March 31, 2012
Net loss	$(538,618)
Less interest income	(14,029)
Plus interest expense	10,520
Plus income tax expense	—
Plus depreciation expense	631,330
Plus amortization expense	258,600
Less change in fair value of warrant liabilities	(95,074)
Plus stock-based compensation	83,300
Adjusted EBITDA	$336,029

Non-GAAP Financial Measures: Adjusted EBITDA

This document includes the following financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: Adjusted EBITDA. See "Reconciliation of GAAP Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization Expense (Adjusted EBITDA)" table included in this document for further information regarding these non-GAAP financial measures.

As used herein, Adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, and change in fair value of warrant liabilities and stock-based compensation expense. We have excluded the non-operating item, change in fair value of warrant liabilities, because it represents a non-cash charge that is not related to USAT's operations. We have excluded the non-cash expenses, stock-based compensation, as it does not reflect the cash-based operations of USAT. Adjusted EBITDA is a non-GAAP financial measure which is not required by or defined under GAAP (Generally Accepted Accounting Principles). The presentation of this financial measure is not intended to be considered in isolation or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net income or net loss of USAT or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with USAT's net income or net loss as determined in accordance with GAAP, and are not a substitute for or a measure of USAT's profitability or net earnings. Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for changes in fair value of warrant liabilities and stock-based compensation expense.

3.	Processing Transactions.

SAVE Presentation:  On slides 17 and 18, SAVE asserts that the Company is losing money in transaction processing.  Slide 17 is entitled “SAVE Estimates USAT is Losing Money in Transaction Processing.” Slide 18, entitled “Losses in Transaction Processing:  Visa Debit Example,” purports to provide a numerical example of these losses, as discussed below.

The Facts:  Transaction processing and other value-added services provide significant recurring revenues to USAT.  Contrary to SAVE’s assertions, increasing consumer use of cashless payments further strengthens the demand for the Company’s ePort Connect service and is an essential part of its growth strategy.  USAT recently negotiated an agreement which substantially reduced costs of processing that  helped contribute to an approximately 28% increase in margins on recurring revenues from license and transaction fees for the March 31, 2012 quarter as compared to the preceding three quarter average. USAT introduced a lower-cost prepaid payment offering at the NAMA conference in April 2012.

On slide 18 of the Presentation, SAVE states that the low end of USAT’s processing fee for average transactions of $1.65 is 3%. This is not correct as USAT’s standard processing fees for average transactions between $1.00 and $2.00 is 5.95%. As a result of this false statement, USAT believes that its customers and investors may have wrongfully been given the impression that other USAT customers are being charged substantially lower fees than USAT’s standard rates.

On slide 18 of the Presentation, Tirpak states that the average transaction cost of USAT is 9.12 cents on average transactions of $1.65. The actual costs incurred by USAT are less than stated in the Presentation.  As Mr. Tirpak is well aware, as a result of our recently renegotiated contracts and other actions, USAT generally structures its transaction processing fees as a “pass through” to its customers and generates gross margin dollars through its monthly service fees and activation fees. Mr. Tirpak never mentions this in his Presentation.

By reason of the false statements made in slides 17 and 18 of the Presentation, the reader is wrongfully given the impression that USAT is losing money in transaction processing.  Accordingly, the open letter states that “Tirpak’s statement that USAT does not make money on transactions is false.”

4.	Hardware.

SAVE Presentation:  On slide 15, SAVE asserts that the Company’s hardware is outdated.  Slide 15 is entitled “Outdated Commodity Hardware” and states that “SAVE believes current hardware is becoming obsolete and a commodity.”

The Facts:  The Company’s devices (“hardware”) are proprietary, state of the art designs, with strong commercial acceptance – USAT was ranked 5th in The Nilson Report’s rankings for POS shippers in October 2011, alongside global giants such as VeriFone, Ingenico and First Data. The Company believes that it is the leader in its market space.

Slide 15 contains a picture purporting to be USAT’s ePort G8 and is set forth next to pictures of USAT’s competitors’ products. The picture used by Tirpak was of a hardware product used temporarily by USAT some time ago and which had been provided to USAT by its supplier while USAT’s proprietary product was being finalized by such supplier. USAT believes that this misleading picture may have caused damage in the marketplace to its reputation and with current and potential customers.

Accordingly, the open letter states that “Tirpak makes false claims about USAT’s hardware.”

These numerous false and misleading statements have led the Company to the following conclusions, which were stated in its June 18, 2012 open letter to shareholders:

•	“It is our strong belief that Tirpak’s false and misleading statements underscore a marked lack of integrity and understanding of USAT’s business.”

•	“By making these and other reckless representations, we believe that Tirpak has harmed the goodwill of our business, and jeopardized valuable USAT customer and partner relationships.”

In light of the above, the Company reiterates the question posed in the open letter:

“Given Brad Tirpak’s history of misrepresentations and value destruction, false and misleading statements, lack of integrity and utter failure to understand USAT’s business, USAT shareholders should ask themselves:  is this the type of person with whom you wish to entrust your investment in USAT?”

IGNORE ABSURD “ENDORSEMENT” OF S.A.V.E. BY JAMES STUCKERT A MEMBER OF S.A.V.E.'S
SHAREHOLDER GROUP

S.A.V.E. has become increasingly desperate, as demonstrated by the absurdity of its recent tactics.  In a June 25, 2012, announcement regarding James Stuckert’s supposed “endorsement” of S.A.V.E., Stuckert was positioned as an independent shareholder.  However, Stuckert is, in fact, a member of S.A.V.E.’s shareholder group and any “endorsement” from him rings hollow and brings new meaning to the term “self-serving.”

EVERY VOTE IS CRITICAL TO THE FUTURE OF USAT AND YOUR INVESTMENT

Important information for all USAT shareholders:

•	After USAT’s WHITE proxy card has been voted, no further action is required. If USAT’s WHITE proxy card has not yet been voted, please vote today.

•	If a gold proxy card has been voted, there is still time to change the vote by voting the WHITE proxy card today.

MAKE THE RIGHT CHOICE—VOTE THE WHITE PROXY CARD TODAY

Every vote is important, no matter how many shares are owned.  Even if not attending the Annual Meeting, USAT encourages every shareholder to vote the WHITE proxy card TODAY by Internet or telephone.  USAT also advises shareholders to discard any proxy cards received from S.A.V.E.

MacKenzie Partners, Inc.
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About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. USAT has been granted 79 patents and has agreements with Verizon, Visa, Compass, Crane and others. Visit our website at www.usatech.com.

Forward-looking Statements:
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  All statements other than statements of historical fact included in this release, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the costs and management distractions attendant to Mr. Tirpak’s nomination of himself and six other candidates as director nominees at the 2012 annual meeting of shareholders; the outcome of the proxy contest and related litigation; whether the actions of our former CEO which resulted in his separation from USAT or the Securities and Exchange Commission’s investigation would have a material adverse effect on the future financial results or condition of USAT; the ability of USAT to compete with its competitors to obtain market share; the ability of USAT to obtain widespread commercial acceptance of it products; and whether USAT's existing or anticipated customers purchase ePort devices in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.